Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO PETROLEUM COMPLETES THIRD CONSECUTIVE HIGH RATE

BAKKEN DISCOVERY

New Well Yields 1,367 BOEPD from 24-Hour Test on Small Choke

Five Total Bakken Wells Drilled to Date

DENVER, COLORADO, January 11, 2011 — Credo Petroleum Corporation (NASDAQ: CRED), an oil and gas exploration and production company with significant operations in the Rocky Mountain and Mid-Continent Regions, today updated its Bakken drilling activities in Dunn and Williams Counties, North Dakota.

In North Dakota’s Bakken oil resource play, the company has assembled approximately 8,000 gross (6,000 net) acres in the core of the play which are located primarily on the Fort Berthold Reservation, south and west of the Parshall Field.  The acreage consists of approximately 50 initial well spacing units. The company expects that more than one well will be drilled on many spacing units.  The project targets horizontal drilling for the Bakken and Sanish/Three Forks formations.  Vertical well depths on the company’s acreage are approximately 10,000 feet and the horizontal legs are generally expected to range between 5,000 and 10,000 feet. The company’s interests range from very small to 56% depending on the size of the spacing unit.

To date, five wells have been drilled on the company’s acreage.  Three of the wells are producing and two that are awaiting completion for production.

The company’s third high rate Bakken producer was recently completed.  The Petro-Hunt 3-A well was drilled on a 1,280-acre spacing unit with an approximate 10,000-foot lateral, and was fracture stimulated in 25 stages.  The well flowed at a restricted rate of 1,367 barrels of oil equivalent during a 24-hour test on a small (18/64”) choke with flowing casing pressure of 3,050 psi.  While the well was drilled last year, the completion phase was delayed until recently due to shortages of fracture stimulation equipment.  The well is located in Dunn County on the Fort Berthold Reservation about four miles southeast of the company’s Petro-Hunt 17-D well.  Credo owns an 18.75% working interest in the new well.

The company’s first Bakken well (Petro-Hunt 17-D) tested at an initial rate of 1,474 barrels of oil equivalent per day (“BOEPD”) on a 20/64” choke, and has produced about 87,000 BOE in 11 months. The well is also located in Dunn County on the southwest portion of the Fort Berthold Reservation, and appears to be one of the best wells in the area.  Credo owns a 10% working interest in the well.

The company’s second Bakken well (Brigham Weisz 11-14) tested at an initial rate of 2,278

BOEPD on a 48/64” choke, and has produced approximately 52,000 BOE in four months.  The well is located about 50 miles northwest of the Petro-Hunt 17-D in Williams County.  Credo owns a 6.25% working interest in the well.  Brigham’s development plans for the spacing unit could potentially include two additional Bakken wells and up to three Sanish/Three Forks wells.

Drilling is complete on two additional wells located on the Fort Berthold Reservation where Credo owns small interests — the Zenergy 14-23 well and the Questar MHA 1-32 well.  Both wells are currently awaiting completion for production. Credo owns 1.56% and 3.57% in the wells, respectively.

The company anticipates drilling at least nine wells on its Bakken acreage during 2011.

MANAGEMENT COMMENT

Marlis E. Smith, Jr., Chief Executive Officer, stated, “Our new Petro-Hunt 3-A well appears to be another excellent Bakken horizontal producer.  It is significant that the well’s high test rate came on a small choke.  Based on our 18.75% interest, we expect it to contribute significantly to Credo’s financial and operating results.

“Several years ago, the U.S. Geological Survey estimated that the Bakken contains around 4.0 billion barrels of undiscovered oil.  Since that time, reserve estimates for the play have been increasing steadily as technology improves.  The North Dakota Department of Mineral Resources recently indicated that the North Dakota portion of the Bakken and Sanish/Three Forks plays could reasonably contain 11 billion barrels of recoverable oil.

“Credo’s Bakken acreage is located in the heart of the play where about a dozen of the most active operators are drilling.  We believe that more than one Bakken well will be drilled on many of our 50 spacing units.  In addition, the Sanish/Three Forks Formation is prospective in the area, and it is likely that this formation will also be developed on some of our spacing units.  Accordingly, we look forward to many wells being drilled on our acreage.”

Smith continued, “We are in the very early stages of growing Credo’s production and reserves from the heart of the nation’s premiere oil resource play.  We plan to increase our drilling in 2011 with a realistic expectation of more outstanding success.”

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Contact:         Marlis E. Smith, Jr.

Chief Executive Officer

or

Alford B. Neely

Chief Financial Officer

303-297-2200

Website:        www.credopetroleum.com

About Credo Petroleum:  Credo Petroleum Corporation is an independent exploration,

development and production company based in Denver, Colorado.  The company has significant operations in North Dakota’s Bakken play, the Texas Panhandle, Oklahoma, Kansas and Nebraska.  Credo utilizes advanced technologies, including 3-D seismic, horizontal drilling and multi-stage, high pressure fracturing, to systematically explore for oil and gas.  In addition, the company’s patented Calliope Gas Recovery System is used to revitalize old gas wells and recover stranded reserves from depleted gas reservoirs.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s Annual Report on Form 10-K for more information. Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.